DIET COFFEE, INC.
CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES, AND RIGHTS OF
SERIES B PREFERRED STOCK

Diet Coffee, Inc., a Delaware corporation (the “Corporation”), acting pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby submit the following Certificate of Designations, Powers, Preferences, and Rights of its Series B Preferred Stock (the “Certificate”).

1.     The name of the Corporation is Diet Coffee, Inc.

2.     The Corporation, in its Certificate of Incorporation, has authorized 10,000,000 shares of preferred stock. By resolution, the Board of Directors of the Corporation has designated 1,000,000 shares of preferred stock authorized by the Certificate of Incorporation as Series B Preferred Stock. No shares of Series B Preferred Stock have been issued.

3.      Pursuant to authority given by the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted the following recital and resolution:

WHEREAS, Article FOURTH of the Certificate of Incorporation of the Corporation authorizes this Corporation to issue 10,000,000 shares of preferred stock, $0.001 par value per share, issuable from time to time in one or more series (the “Preferred Stock”).

RESOLVED, the Board (as defined below) hereby establishes and designates a class of 1,000,000 shares of its Preferred Stock, designated as Series B Preferred Stock (the “Series B Preferred Stock”). The rights, preferences, and privileges of the Series B Preferred Stock are set forth in this Certificate.

1. Designation and Authorized Shares. The Corporation shall be authorized to issue One Million (1,000,000) shares of Series B Preferred Stock, par value $0.001 per shares (the “Series B Preferred Stock”).

2. Voting. Except as otherwise expressly required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to five thousand (5,000) votes for each share of Series B Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series B Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

3. Liquidation. The holders of Series B Preferred Stock shall not be entitled to receive any preference upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series B Preferred Stock shall share notably with the holders of the common stock of the Corporation.

4. Conversion. The Series B Preferred Stock shall not be convertible into any shares of common stock of the Corporation.

5. Record Holders. The Corporation and its transfer agent, if any, for the Series B Preferred Stock may deem and treat the record holder of any shares of Series B Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

6. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock, including without limitation cancel or modify adversely and materially the voting rights as provided in Section 2 herein.

The undersigned, Adam J. Engel, President and Secretary of Diet Coffee, Inc., hereby declares and certifies under penalty of perjury that the foregoing Certificate is the act and deed of the Corporation and that the facts herein stated are true.

Executed at Nutley, New Jersey on May __, 2008.

DIET COFFEE, INC.

By:
Adam J. Engel, President and Secretary